EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GYAN PATHWAY CORP.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, Gyan Pathway Corp. hereby files its Amended and Restated Articles of Incorporation.

  FIRST:     The Company amends the following Articles of Incorporation to state as follows:

ARTICLE 1
NAME

The name of the Corporation is HARMONY METALS, INC.

ARTICLE 2
PURPOSE

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE 3
CAPITAL STOCK

Section 1.  The Corporation shall be authorized to issue 115,000,000 shares of capital stock, of which 100,000,000 shares shall be common stock, par value $.001 per share (“Common Stock”), and 15,000,000 shares shall be preferred stock, par value $.001 per share (“Preferred Stock”).

Section 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)           the designation of the series, which may be by distinguishing number, letter or title;

(b)           the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designation of such series) increase or decrease (but not below the number of shares of such series then outstanding);

(c)           whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates; or method of determining the date or dates, from which dividends on the shares of such series shall be cumulative;

(d)           whether the shares of such series shall participate or not participate in the dividends, if any, payable on any other class or series;

(e)           the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(f)           the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or purchased, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

(g)           the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)           the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, reorganization or winding up of the affairs of the Corporation;

(i)           provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

(j)            restrictions on the issuance of shares of the same series or of any other class or series, if any; and

(k)           the voting rights, if any, of the holders of shares of the series.

Section 3.     Series A Convertible Preferred Stock.  Series A Convertible Preferred Stock is hereby created out of the authorized but unissued shares of the authorized Preferred Stock of the Corporation, such series to be designated “Series A Convertible Preferred Stock” and having the voting, dividend, conversion, priorities, preferences and relative and other rights and qualifications, limitations and restrictions set forth as follows:

(a)            Designation and Amount.  500,000 shares of the Corporation’s authorized but undesignated preferred stock shall be designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”).  The Series A Convertible Preferred Stock shall have a stated value of $10.00 per share.

(b)            Rank.  The Series A Convertible Preferred Stock shall rank:  (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Convertible Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Corporation's Common Stock (“Common Stock”); (iii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Convertible Preferred Stock (collectively, with the Common Stock, “Junior Securities”); and (iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock (“Parity Securities”) in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

(c)            Dividends.  In the event any dividend or other distribution payable in cash or other property (other than shares of Common Stock of the Corporation) is declared on the Common Stock, the holders of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of Common Stock into which a share or shares of Series A Convertible Preferred Stock would be converted pursuant to subsection 3(e) hereof immediately prior to such record date.

(d)           Liquidation Preference.

                                (i)           In the event of any liquidation, dissolution or winding up of the Corporation (“Liquidation Event”), either voluntary or involuntary, the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation’s Articles of Incorporation and prior in preference to any distribution to Junior Securities, but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10.00 and (ii) all accrued and unpaid dividends thereon and no more. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the holders of the Series A Convertible Preferred Stock and holders of Parity Securities shall be insufficient to permit the payment of the full preferential amounts due to the holders of the Series A Convertible Preferred Stock and the holders of Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which the holders of each such series are entitled by the Corporation's Articles of Incorporation.

(ii)           Upon the completion of the distribution required by subsection 3(d)(i) hereof, if assets remain in this Corporation, they shall be distributed to holders of Junior Securities based on the respective liquidation amounts to which the holders of each such series are entitled by the Corporation’s Articles of Incorporation.

(e)           Conversion. The record holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)           Holders Right to Convert.  Each record holder of Series A Convertible Preferred Stock shall be entitled to convert (in multiples of one preferred share) any or all of the shares of Series A Convertible Preferred Stock held by such holder at any time, and from time to time, into two hundred ninety (290) fully paid and non-assessable shares of Common Stock of the Corporation (the “Conversion Price”), subject to adjustment as set forth below.

(ii)           Mechanics of Conversion.  Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common
Stock, he shall give written notice to the Corporation (the “Notice of Conversion”) that he elects to convert the same and shall state therein the number of shares of Series A Convertible Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and the certificate or certificates representing the shares of Series A Convertible Preferred Stock being converted shall be deemed canceled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Notice of Conversion is received by the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii)           Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series A Convertible Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Series A Convertible Preferred Stock Certificate(s), if any, the Corporation shall execute and deliver new Series A Convertible Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost, stolen or mutilated Series A Convertible Preferred Stock Certificate(s), if such holder contemporaneously requests the Corporation to convert such Series A Convertible Preferred Stock into Common Stock.

(iv)           No Fractional Shares. If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock to a holder or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, shall be the next higher number of shares, or the Corporation may at its option pay cash equal to fair value of the fractional share based on the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.

(v)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Corporation will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(vi)           Adjustment to Conversion Price.

(A)            Adjustment Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the shares of Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price and number of shares of Common Stock issuable on conversion shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

(B)            Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all shares of Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (each a “Business Combination Event”), then the holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of the shares of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the shares of Series A Convertible Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(C)            No Fractional Shares. If any adjustment under this subsection 3(e)(vi) would require the issuance of a fractional share of Common Stock to a holder of shares of Series A Convertible Preferred Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher full number of shares.

(f)           Voting Rights.  To the extent that under Florida Law the vote of the holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Convertible Preferred Stock (except as otherwise may be required under Florida Law) shall constitute the approval of such action by the class. The holders of the Series A Convertible Preferred Stock are entitled to vote on all matters with the holders of the Corporation's Common Stock, voting together as one class. Each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Rate is calculated.  Holders of the shares of Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s Bylaws and applicable statutes.

(g)           Status of Converted Stock.  Any shares of Series A Convertible Preferred Stock which have not been issued within two years following the filing of these Articles of Incorporation or which have been redeemed or converted shall return to the status of authorized but unissued shares of Preferred Stock of no designated series.

ARTICLE 4
RIGHT TO AMEND OR REPEAL ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

ARTICLE 5
INDEMNIFICATION OF DIRECTORS, OFFICERS AND
OTHER AUTHORIZED REPRESENTATIVES

Section 1.      Indemnification.  The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys’ fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law. The right to indemnification and the payment of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Corporation’s Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 2.      Effect of Modification.  Any repeal or modification of any provision of this Article 5 shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

           Section 3.  Liability Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article 5.

           Section 4.  No Rights of Subrogation.  Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation’s Bylaws.

ARTICLE 6
SEVERABILITY

In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles of Incorporation should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

ARTICLE 7
PRINCIPAL OFFICE, REGISTERED OFFICE, REGISTERED AGENT

The address of the principal office of this Corporation is: 330 84th Street, No. 4, Miami Beach, Florida  33141.  The address of the registered office of this Corporation is Law Offices of Michael H. Hoffman, P.A., 1521 Alton Road, No. 284, Miami Beach, Florida  33139, and the name of the registered agent of this Corporation at that address is Law Offices of Michael H. Hoffman, P.A.  The undersigned is familiar with and accepts the duties and obligations as registered agent for this Corporation.

ARTICLE 8
ELECTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, related to affiliated transactions. The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, related to control share acquisitions.

SECOND:
On June 15, 2010, all of the votes entitled to be cast by shareholders of this Corporation approved these Amended and Restated Articles of Incorporation.  The number of votes cast for the Amended and Restated Articles of Incorporation was sufficient for their approval.

THIRD:	The effective date of these Amended and Restated Articles of Incorporation is June 15, 2010.

IN WITNESS THEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed on its behalf by its authorized officer on the 15th day of June, 2010.

GYAN PATHWAY CORP.

By: /s/ Patrick A. Norton
             Patrick A. Norton, President